Exhibit 5.1

mwe.com

August 18, 2022

Save Foods, Inc.

HaPardes 134 (Meshek Sander)

Neve Yarek, Israel 4994500

Re:	Save Foods, Inc.
Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Save Foods, Inc. (the “Company”) in connection with the Underwriting Agreement, dated August 15, 2022 (the “Agreement”, which definition includes all listed exhibits and schedules thereto) entered into by and between the Company and ThinkEquity LLC (the “Underwriter”), which provides for, among other things, the offer and sale by the Company of 1,600,000 shares (the “Firm Shares”) of the Company’s common stock, $0.0001 par value (the “Common Stock”), and, at the option of the Underwriter, up to an additional 240,000 shares of Common Stock (the “Option Shares, and, together with the Firm Shares, the “Shares”).

In the above capacity, we have reviewed (i) the registration statement on Form S-3 (Registration No. 333-266159) for the registration of the Shares and other securities of the Company initially filed by the Company on July 15, 2022 with the Securities and Exchange Commission (the “Commission”) and declared effective on July 22, 2022, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference therein (the “Incorporated Documents”), and the information deemed to be a part of the registration statement pursuant to Rule 430B under the Securities Act (the “Registration Statement”), (ii) the prospectus (the “Base Prospectus”), which forms a part of the Registration Statement at the time it became effective with the Commission, (iii) the prospectus supplement, dated August 15, 2022 (the “Prospectus Supplement” and, together with the Base Prospectus and the Incorporated Documents, the “Prospectus”), relating to the offering of the Shares, (iv) an executed copy of the Agreement, (v) the Certificate of Incorporation of the Company, as amended to date, (vi) the Amended and Restated By-laws of the Company, as amended to date, and (vii) certain resolutions of the Board of Directors of the Company relating to the offering of the Shares (the “Board Resolutions”).

U.S. practice conducted through McDermott Will & Emery LLP.

One Vanderbilt Avenue New York New York 10017 Telephone: +1 212 547 5400 Facsimile: +1 212 547 5444 www.mwe.com

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based on the foregoing, we are of the opinion that all corporate proceedings necessary for the authorization, issuance and delivery of the Shares have been duly taken and, upon issuance pursuant to the terms of the Agreement and in accordance with the Board Resolutions, the Shares will be validly issued, fully paid and nonassessable by the Company.

We hereby consent to the references to our firm in the Prospectus Supplement and to the filing of this opinion by the Company as an exhibit to the Registration Statement (as an exhibit to a Current Report on Form 8-K dated August 18, 2022 that is incorporated by reference into the Registration Statement). In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP